Exhibit 99.1

Photo attachment: Dr. Susan A. Cole, President of Montclair State University

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF NEW DIRECTOR

BEDMINSTER, N.J. – February 20, 2014 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Dr. Susan A. Cole to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective February 20, 2014.

Dr. Cole is currently the president of Montclair State University, the second largest university in New Jersey, with close to 20,000 students. She began her tenure in September of 1998.  From 1993 to 1998 she served as President of Metropolitan State University in Minneapolis/St. Paul, Minnesota. Prior to that she held positions as Vice President for University Administration and Personnel at Rutgers, The State University of New Jersey, Associate University Dean for Academic Affairs at Antioch University, and was a faculty member at The City University of New York.

Dr. Cole serves on the boards of the Liberty Science Center, the Montclair Art Museum, and the New Jersey Performing Arts Center Council of Trustees; as Chair of the New Jersey Presidents’ Council; and on the Board of Directors of the American Association of State Colleges and Universities - Penson Center for Professional Development. She was appointed by Governor Christie as New Jersey’s representative to the Education Commission of the States, served on Governor Christie’s Executive Transition Team and chaired its Education Subcommittee. She also served on the Property Tax Convention Task Force, appointed by Governor McGreevey, as co-chair of Governor McGreevey’s Higher Education Transition Team and on his Education Cabinet, and as co-chair of Governor DiFrancesco’s World Class Economy Task Force.

“We are very fortunate to have Dr. Cole join us. She is certainly accomplished in her field,” commented F. Duffield Meyercord, Chairman of the Board, “With her knowledge and experience there is no doubt that she will provide a tremendous level of expertise and insight to our Board and management team.”

Earning three degrees in English and American literature: a B.A. from Barnard College, Columbia University and an M.A. and Ph.D. from Brandeis University, Cole writes and speaks extensively about current issues in American higher education.

Dr. Cole will stand for election at the company’s 2014 annual meeting of shareholders, scheduled for April 22, 2014.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $1.97 billion as of December 31, 2013. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service. To learn more about Peapack-Gladstone Financial Corporation or Peapack-Gladstone Bank, please visit www.pgbank.com or call 908-234-0700.

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Contact: Denise M. Pace-Sanders, Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.